Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 14, 2018, relating to the consolidated financial statements and financial statement schedules of Retail Properties of America, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on those consolidated financial statements and financial statement schedules and includes explanatory paragraphs relating to the Company’s adoption of Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230) Restricted Cash and Accounting Standards Update 2017-01, Business Combinations) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touch LLP

Chicago, Illinois
November 2, 2018